First Financial Bancorp

                             P R E S S R E L E A S E


For Immediate Release                                           November 1, 2000

Contact Person:
Leon Zimmerman
President and CEO
(209) 367-2000

                         First Financial Bancorp Reports
                          Third Quarter 2000 Net Income

         Lodi,  Calif.  (November 1, 2000) - First  Financial  Bancorp  (Symbol:
FLLC), parent company of Bank of Lodi, N.A., today reported net income of $247,000, or $0.16 per diluted share for its third quarter ended September 30, 2000. This compares with net income of $196,000, or $0.13 per diluted share for the second quarter ended June 30, 2000. "This represents an increase of 26.0% over our second quarter 2000 net income," noted Leon Zimmerman, President and Chief Executive Officer. "We are pleased to see the continued growth of the Company and are excited about our plans for the future."

         For the nine months ended September 30, 2000, net income was $789,000, or $0.51 per diluted share. This compares with net income of $786,000, or 0.51 per diluted share for the nine months ended September 30, 1999.


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         Based upon 2000  year-to-date  net  income,  the  annualized  return on average assets and equity were 0.59% and 7.30%, respectively. Under regulatory standards, the Bank is categorized as "well-capitalized" with a ratio of risk-adjusted assets to capital of 10.88% and a ratio of total capital to total assets of 7.75%.

         First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577 or at any one of its eight branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, and Folsom. Bank of Lodi also offers investment services through its affiliation with Investment Centers of America.



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